Exhibit 99.1

Edge’s EG-1962 Phase 3 NEWTON 2 Study Continues as Planned Following Completion of Futility Analysis

BERKELEY HEIGHTS, N.J., – December 29, 2017 – Edge Therapeutics, Inc. (Nasdaq:EDGE), a clinical-stage biotechnology company developing novel hospital-based therapies for the management of acute, life-threatening conditions, today announced that an independent Data Monitoring Committee (DMC) recommended that the Phase 3 NEWTON 2 study of EG-1962 continue as planned based on the completion of a pre-planned futility analysis. The DMC made this recommendation after evaluating data from the Day 90 follow-up visit of the first 150 patients randomized and treated, as well as the available safety data in the study.

About the NEWTON 2 Study

The pivotal, Phase 3 NEWTON 2 study is comparing the efficacy and safety of EG-1962 (nimodipine microparticles) compared to standard of care oral nimodipine in up to approximately 374 adult patients with aneurysmal subarachnoid hemorrhage (aSAH). Patients in the experimental arm receive a single 600 mg intraventricular injection of EG-1962 plus placebo capsules or tablets administered for up to 21 days. Patients in the active comparator arm receive a single dose of intraventricular normal saline and up to 21 days of oral nimodipine capsules or tablets. The primary outcome measure is the proportion of patients with a favorable outcome of six to eight on the Extended Glasgow Outcome Scale (GOSE) at the Day 90 visit. Additional measures are neurocognitive outcome at Day 90 assessed by the Montreal Cognitive Assessment (MoCA), safety (including delayed cerebral infarction at day 30) and health economic endpoints.

About EG-1962

EG-1962 is a novel polymeric microparticle containing nimodipine suspended in a diluent of sodium hyaluronate. EG-1962 utilizes Edge’s proprietary PrecisaTM development platform and is designed to improve patient outcomes following aSAH. EG-1962, administered through an external ventricular drain (EVD), is currently being studied in the pivotal Phase 3 NEWTON 2 study. EG-1962 has been granted Fast Track designation by the U.S. Food and Drug Administration (FDA), and orphan drug designation by the FDA and the European Commission.

About Edge Therapeutics, Inc.

Edge Therapeutics, Inc. is a clinical-stage biotechnology company that discovers, develops and seeks to commercialize novel, hospital-based therapies capable of transforming treatment paradigms for the management of acute, life-threatening neurological and other conditions. EG-1962, Edge’s lead product candidate, has the potential to fundamentally improve patient outcomes and transform the management of aneurysmal subarachnoid hemorrhage, which is bleeding around the brain due to a ruptured brain aneurysm. Edge is evaluating EG-1962 in two clinical studies: a pivotal Phase 3 NEWTON 2 study of EG-1962 delivered via EVD, and a study of direct intracisternal administration of EG-1962. For additional information about Edge, please visit www.edgetherapeutics.com.

Forward-Looking Statements

This press release and any statements of representatives of Edge Therapeutics, Inc. related thereto that are not historical in nature contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, without limitation, statements with respect to Edge’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “seeks,” “intends,” “plans,” “potential” or similar expressions, including statements with respect to the potential effects of its products. These statements are based upon the current beliefs and expectations of Edge’s management and are subject to significant risks and uncertainties. Actual results may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various risk factors (many of which are beyond Edge’s control) as described under the heading “Risk Factors” in Edge’s filings with the United States Securities and Exchange Commission.

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Investor and Media Contact:
Gregory Gin
Edge Therapeutics, Inc.
Tel: 1-800-208 EDGE (3343)
Email: ggin@edgetherapeutics.com